EXHIBIT 23A

INDEPENDENT AUDITORS’ CONSENT

June 13, 2003

We consent to the incorporation, by reference in Registration Statement No. 333-00023 of DTE Energy Company on Form S-8, of our report dated June 13, 2003, appearing in this Annual Report on Form 11-K of Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers of America as of, and for the year ended December 31, 2002.

/s/ GEORGE JOHNSON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS